VUZIX

Dear Vuzix Shareholders:

In 2017, Vuzix reported record revenues driven by the growing sales of our M300 Smart Glasses. With better visibility into 2018 we can say with confidence that we remain on track for sustained revenue growth. The M300 continues to grow with over 750 pilots in place and counting, a doubling over the 2017 year with growing conversions from these pilots to active rollouts. Alongside the M300 in 2018, we will be adding multiple new revenue streams including the Toshiba AR100, Vuzix Blade and Vuzix Basics™ Video (VBV), combined with a growing number of OEM partners. During the first quarter of 2018, we received our first major commercial order from Toshiba for our AR100 Smart Glasses. We shipped a significant portion of the initial order during the second quarter and anticipate additional revenue contributions from this program throughout the year. With Toshiba volume production now rolling, the relationship has advanced with discussions around additional next-generation smart glasses development efforts for Toshiba. Our Blade Edge Developer Kit has progressed from preorder status and is now being offered for full sale on the Vuzix website. Based on the positive responses from media, customers and growing numbers of OEM partners, we are very optimistic that our core proprietary waveguide technology offered in the Vuzix Blade is advancing our position in the burgeoning Augmented Reality ("AR") market. The introduction of the Blade has demonstrated our leadership in the AR glasses IP ("Intellectual Property") space and, as a result, opened many additional business development opportunities around our waveguide technology with "major" partners looking to pursue AR business with Vuzix.

"Vuzix Blade AR glasses are the next-gen Google Glass we've all been waiting for." – The Verge January 2018

2018 started with the successful unveiling of our Vuzix Blade Smart Glasses '*powered by Amazon Alexa*' at the Consumer Electronics Show (CES) in January and at Mobile World Congress (MWC) in February. Four CES Innovation Awards, multiple "Best of Show" AR glasses awards and an amazing number of positive press reviews later resulted in a solid uptick in the recognition of our company and, more importantly, in our upcoming products and the technology behind them.


The Vuzix Blade™ Augmented Reality Smart Glasses make the headlines at CES 2018
TIME
techradar.
GIZMODO
DIGITAL TRENDS
Bloomberg
THE VERGE
WAREABLE
cnet

See more at https://www.vuzix.com/News/InTheNews.

As we move forward, Vuzix is yet again striving to lead the market, with newly announced partnerships with Qualcomm and Plessey. The implementation of the new XR1 chipsets from Qualcomm and Plessey's microLED technology will be a major step forward for Vuzix and the industry overall. These new technologies will allow us significant advances in Vuzix' product form factor and AR capability, and by many measures should exceed the performance of any other AR product on the market.

Vuzix is in a strong position as the opportunity in the AR market continues to thrive and grow at an exceptional rate. The Vuzix brand is now recognized as being one of the best in the smart glasses world, and fiscally, we have the strongest cash position in the Company's history. All of these factors will help Vuzix further accelerate business across the Company in the near future.

Vuzix Enterprise Footprint Continues to Expand

As our brand continues to grow in tandem with the M300 customer base, a multitude of existing customers are placing follow-on orders as the pilot programs expand in size and/or convert to full rollouts. In fact, dozens of customers and VIP partners have already surpassed their 2017 M300 order totals during the first four months of 2018, with many more expected to surpass 2017 order totals by midyear. Vuzix also continues to broaden its global sales footprint with additional M300 regulatory agency certifications in new geographic regions, including Eastern Europe, South America and Asia. In addition to these geographic market expansions, Vuzix continues to expand the size of its independent sales force, with nearly a dozen new Vuzix Integration Partners; and numerous value-added resellers (VARs) added to its networks in Europe, the Middle East and Southeast Asia.

Existing M300 customers continue to place follow-on orders

We realize the importance of driving higher-volume sales firstly through the conversion of more existing pilots into larger implementations. To that end, our sales efforts are shifting focus toward supporting the needs of our customers to help them facilitate their move to broader and more successful implementations. This change is a leaner approach for Vuzix going forward, and our customers, VIPs and VARs are very appreciative of the support for their and Vuzix' success. We will be sharing more on this as the year unfolds.

At the Hannover Messe in Germany, an industrial tech tradeshow that attracts well over 220,000 visitors globally, Vuzix was further proven to be a leader in the space. There were more than 20 Vuzix partners in attendance all showcasing the Vuzix Smart Glasses at their booths, including Adtance, Augumenta, Upskill and Ubimax, to name a few. The Vuzix M300 Smart Glasses were also publicly showcased at this tradeshow by two of the largest cloud-based analytics platforms in the world: Oracle's Service Cloud and Amazon Web Services' IoT Analytics.

Oracle and Amazon Web Services ("AWS") could have selected any smart glasses manufacturer to showcase their IoT Analytics platform, but they chose Vuzix. In the enterprise, where workers need a full-day wearable computing solution, the Vuzix M300 delivers, providing a lightweight and wearable pair of smart glasses supported by the wearable accessory options needed for almost any deployment environment.

M300: Accessories and mounting system – Set us apart from competition

prescriptions - safety glasses - hard hat - left or right eye mountable – remote battery – head band



The team at Vuzix has worked with Amazon and Oracle over the past few months to integrate their cloud-based analytics platforms into the Vuzix M300 Smart Glasses. The feedback received from Amazon and Oracle has been terrific, and we look forward to broadening our relationship with both companies.

Vuzix Blade Update and Other Recent Developments

The Vuzix Blade rollout is now kicking into gear with Vuzix committed to building at least the first 10,000 Blades in 2018. We began shipping this June to the Blade Edge developer program customers.

Our initial focus with these first Blade deliveries is on our enterprise customers and the developer community for both enterprise and consumer applications. The official launch of Blade for the general public is slated for later this year, and we have a long list of end users waiting to experience our Blade firsthand. Regulatory testing and approvals of the Blade for the US and EU have been completed and submitted where required, and we expect an expansion of our certified regions promptly into the remaining major global markets in the second half of this year.

To minimize new production start-up issues and costs, problems that have challenged us in the past with new offshore product introductions and builds, the initial manufacturing and the final Blade assembly are taking place at our plant in West Henrietta, New York. Having the R&D team on hand should allow us to accelerate the production ramp in a cost-effective way. We have also bolstered our manufacturing team with several seasoned manufacturing veterans to help manage our supply chain and quality assurance ("QA") in preparation for this rollout.

Optics remains one of the biggest challenges in designing fashionable AR smart glasses, and this is where Vuzix' expertise places us ahead of the pack. Our efforts to support Vuzix' own AR products clearly provide us with a significant technological advantage over our competition. We have achieved solid performance in terms of compact and lightweight form factors and can deliver mass-market-level yields, performance and costing to the marketplace. As most of you know, Vuzix has

developed and invested heavily in the design and manufacturing of our waveguide optics technologies to create truly wearable smart glasses, critical for the AR mass markets. We believe our state-of-the-art manufacturing facility now provides Vuzix with an even greater competitive edge in both the delivery and the design of the optics technology needed for the AR market. We stand by our waveguides and proprietary processes, which place Vuzix well ahead of others and position us as a key enabler for the mass-market opportunity forecasted to be greater than $100 billion in a matter of years. Many leading technological players or OEMs are searching for a solution, and Vuzix is in a great position to provide it.

Current estimates put over 300 million mobile phones out in the market that can support some level of AR today. To experience AR, users must hold their phone up, point it at the real world, and watch the augmented world through its screen while walking around. In this new paradigm, AR applications are being built that have already created a market worth hundreds of millions dollars. That said, holding a smartphone device up to access AR is clearly not how this is going to work in the long run, and all the major players know it. We believe within a decade the mobile phone is likely to be obsolete or at least augmented with a pair of fashionable AR smart glasses that seamlessly and naturally present the augmented world in the user's view. This technological shift towards consumer AR smart glasses and away from mobile phones has already begun, and many entities are going to be impacted. A strategy to adapt to this anticipated transition is a necessity, and we believe *Vuzix has the technology, IP and know-how to be a leader* in delivering the solution. Further, Vuzix IP puts us in a unique position to help enable select OEM partners to provide their own private-label AR solutions. To that end, the commercialization efforts around Vuzix' waveguide optics technology with certain OEMs continue to gain momentum.


Projected Unit Sales of All AR Glasses
Millions
30
25
20
15
10
5
0
2017
2018
2019
2020
2021
2022
Source: IDC (2018)

Our recently announced partnerships with industry tech leaders will bring Vuzix a step closer to our ultimate product goals. By way of example, partnering with Qualcomm on its new Snapdragon XR1 Platform to develop Vuzix' next-generation AR Smart Glasses is an important step forward with a multibillion-dollar technology leader. The new Qualcomm XR1 platform offers important improvements to power efficiency, size, graphics and AI processing. It has been designed specifically for AR wearables to leverage AI and to deliver smoother and more compelling user experiences. Also, our relationship with Plessey Semiconductors to utilize their microLED-based Quanta-Brite™ light engine, will allow us to deliver more advanced waveguide display engines in smaller form factors and with extremely high illumination efficiency. These collaborations, along with our next-generation waveguide optics, should enable Vuzix to develop powerful AR smart glasses in form factors near undistinguishable from regular eyeglasses. The resulting solution should produce an AR smart glasses platform that we believe will enable the mass consumer market to experience AR content the way it was designed to be delivered, through a pair of fashionable smart glasses while keeping your phone in your pocket; the smart glasses that most analysts and industry leaders are now predicting.

2018 Annual Shareholder Meeting

Before closing, I would like to share some details about our recent 2018 Annual Shareholder Meeting held on June 13 at our headquarters in Rochester, NY. We had a full house and over 150 shareholders logging in to see and hear our latest business update. In brief, I provided an industry outlook and commentary on the status of each of our products, along with a discussion of our refocused marketing and sales strategy around pilot conversions and leaner operations. I highlighted the fact that our pilots have sharply accelerated thus far in 2018 and pointed out that some of the pilots with our VIP partners—which we count as one pilot per each VIP in our total—can actually consist of hundreds of pilots from

their perspectives. The full scope of companies out there trialing our products right now represents one of the single best measures of our industry leadership. I also shared more on our game-changing Blade and waveguide optics for next-gen AR products. If you were unable to attend or listen to my remarks that day, I would encourage you to visit the investor section of our website for access to a replay of the presentation, before the end of July.

For those who were able to attend the meeting in person, we provided a behind-the-glass view of our production floor, where our Blade assembly stations could be viewed (and our waveguide optics manufacturing much less so in the distance, due to its proprietary nature, with all photography prohibited). We also had three real-time demo rooms assembled, featuring actual technology demonstrations of warehouse picking by LogistiVIEW, work instructions by Upskill and Vuzix Basic Video doing live field service, respectively. I think it's safe to say that most everyone who attended the event left with a solid understanding of where we are and a bit more insight on where we are going.

In summary, Vuzix is strongly positioned and confident as we move into the second half of 2018. We have the strongest capital position in the Company's history, and we have more major brand technology partners than ever before with multiple new revenue streams from new product offerings coming online. Our team remains committed to the rapid growth of the Company, and we are energized by the milestones we have achieved to date.







As the AR smart glasses industry expands, our years of experience, strong IP portfolio and expanding customer knowledge should enable Vuzix to continue to stand out as a leader in the industry. One recent measure of this success, achieved in part through your continued support, was our announced addition to the Russell 3000 and Russell 2000 stock indices. This membership should broaden our institutional investor base, especially amongst index funds serving as a performance benchmark for a large percentage of institutional investors.

Again, 2018 should be a banner year for Vuzix, and we thank you for your continued support. Please feel free to contact me or the IR team directly if you have any additional questions.

Best regards,



Paul J. Travers, President and CEO of Vuzix